EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

RJD Green, Inc.

We consent to the inclusion of our report of December 10, 2012, on the audited financial statements RJD Green Inc. as of August 31, 2012 and 2011 and for the fiscal years then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

/s/ Anton & Chia, LLP

Newport Beach, CA
December 10, 2012